EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Joint Venture Completes $375 Million Financing
For New Iron Ore Pellet Plant

WEST CHESTER, OH, May 20, 2013 - AK Steel (NYSE: AKS) said today that Magnetation LLC (“Magnetation”), its joint venture with Magnetation, Inc., has successfully completed a $325 million senior secured note offering and has entered into a $50 million senior secured credit facility. The proceeds from the note offering will be used primarily to fund construction of a new plant in Reynolds, Indiana to produce high-quality iron ore pellets, a critical steelmaking raw material. Production from the pellet plant will supply AK Steel's blast furnaces located in Ohio and Kentucky.
"We are excited to reach another milestone event in AK Steel's strategic initiative to become more self-sufficient in steelmaking raw materials,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “This transaction positions Magnetation well to continue on its path of accelerated construction of the pellet plant."
AK Steel's strategic investment in Magnetation will provide the company with about 50 percent of its annual iron ore requirements beginning in 2015. By becoming more vertically integrated, AK Steel will gain greater control over its cost structure, enhance its raw materials self-sufficiency, and benefit by significantly reducing its exposure to the volatile global market for this critical steelmaking input.
In conjunction with the completion of the Magnetation financings, AK Steel said that it has contributed $50 million to Magnetation as part of AK Steel's planned remaining $150 million investment in the joint venture. Thus far, AK Steel has invested approximately $200 million in Magnetation of a planned total of nearly $300 million. AK Steel plans to contribute the remaining $100 million during 2014 as needed to support the construction of the new pellet plant.
Construction of the pellet plant is underway and should be completed in about 18 months. Initial pellet production is anticipated during the fourth quarter of 2014. When fully operational, the Magnetation plant will produce about three million tons of iron ore pellets annually.
AK Steel owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

Additional Information
This AK Steel news release does not constitute an offer to sell or a solicitation of an offer to buy Magnetation's senior secured notes. Magnetation's senior secured notes were offered solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States under Regulation S of the Securities Act. Magnetation's senior secured notes were not registered under the Securities Act or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

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AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania.

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